Exhibit 10.5

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“Memo”) is entered into this 10thday of January, 2025 (the “Memo Effective Date”) between CleanCore Solutions (“CleanCore”) and Kellermeyer Bergensons Services, LLC (“KBS”).

RECITALS

WHEREAS, CleanCore is a provider of an odorless, single, user-friendly cleaning solution that uses Pure Aqueous Ozone technology (“Product” or “Chemistry”) to provide a cleaner, safer, and healthier environment; and

WHEREAS, CleanCore further provides methodology to deliver its cleaning solution including but not limited to spray bottles, power caddy units, wall mounted units and backpack units (“Equipment”); and

WHEREAS, KBS provides certain housekeeping and janitorial services for commercial clients; and

WHEREAS, KBS and CleanCore desire to enter into an agreement whereby CleanCore will provide its Products and Equipment to KBS for its use in KBS’ Design Solution to service KBS’ clientele.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference, and the mutual covenants contained herein, intending to be bound by the Memorandum of Understanding, CleanCore and KBS agree as follows:

I. PRICING

A. The Parties agrees that in the janitorial and housekeeping space where KBS does business, i.e. North America and Puerto Rico, the Prices for the CleanCore Products and Equipment (considering unit price, discounts, allowances, rebates and other terms and conditions offered to other customers e.g. building service contractors, as applicable) will be as favorable as, or better than, the price(s) at which the CleanCore Products and Equipment or any component thereof or any reasonably comparable substitute for such CleanCore Products and Equipment, respectively, are being sold by CleanCore to any other entity which purchases a comparable volume and product mix under substantially similar terms and conditions.

B. KBS shall receive reduced pricing of at minimum 20% up to 40% with agreed upon volume metrics per contract basis e.g. Cleancore from time to time will help KBS with additional pricing discounts based on larger volume clients in an effort to win business in conjunction with KBS. A % below CleanCore’s minimum advertised pricing on all CleanCore Products and Equipment.

C. KBS reduced pricing on CleanCore Products and Equipment will not be made available to any competitors of KBS in the janitorial and housekeeping space.

D. The pricing shall be fixed for a period of three years and thereafter on an annual basis shall be re-evaluated by the Parties.

II. EXCLUSIVITY

A. This Agreement does not give CleanCore an exclusive right to supply Products and Equipment to KBS or limit CleanCore from supplying Products and Equipment to other customers, provided, however, that CleanCore is not to directly approach or solicit selected customers of KBS or to supply Products directly to such selected customers of KBS. This limitation on solicitation and supply to customers shall only apply to a list of the selected customers of KBS that both Parties have agreed to jointly work with and are listed in Appendix A, which shall be updated as needed by mutual email from KBS to the following address: ______. CleanCore shall provide a list of Building Services Contractors they are working with whether through a partnership or directly as a client. The CleanCore list of Building Services Contractors will be cross-referenced with KBS’ customer list with the intention of determining where exclusivity exists.

B. For opportunities under bid by KBS, CleanCore Products and Equipment will not be made available to competitors of KBS bidding for the same opportunity or servicing the same client. Should CleanCore provide its Products and/or Equipment to KBS competitors, liquidated damages will be awarded as defined by the Parties.

C. Competitors of KBS will not have branded Powered by CleanCore label options available to them.

D. KBS reduced pricing on CleanCore Products and Equipment will not be made available to any competitors of KBS in the janitorial and housekeeping space where KBS does business, i.e. North America and Puerto Rico.

E. Should KBS discontinue servicing a client, CleanCore may offer its Products and Equipment to KBS competitors servicing that client; provided, however, that KBS pricing will not be offered to the KBS competitor.

III. DELIVERABLES

A. CleanCore will abide by the timeline for delivery set forth by the Parties in the form of Service Level Agreements. CleanCore will pay on KBS’ demand, or KBS may deduct from monies owed CleanCore, at KBS’ sole discretion, penalties or fines due to failure to meet or exceed any agreed upon KPIs, and/or designated goals and/or liquidated damages incurred by KBS from the actions of CleanCore. All damages will be pre-determined on a project by project basis defined at the time of agreed upon delivery and installation KPI’s.

B. KBS will have the option of purchasing or leasing CleanCore Products and Equipment.

C. KBS will have the option of offering reduced pricing options of CleanCore Products and Equipment, to be set forth by the Parties, for lease and/or purchase to KBS clients.

IV. LABELING

A. CleanCore will provide KBS branded Powered by CleanCore labeling consistent with EPA registration guidelines and requirements.

B. Competitors of KBS will not be offered branded Powered by CleanCore label options.

V. PAYMENT

A. KBS agrees to pay CleanCore all undisputed amounts sixty 2% net 10 (60) days from KBS’ receipt of CleanCore’s invoice.

VI. TERM AND TERMINATION

A. Unless terminated earlier in accordance with the Agreement, the Agreement shall have a three (3) year term commencing on the Effective Date set forth above. Thereafter, the Agreement shall automatically renew for additional, successive one (1) year terms, unless earlier terminated as provided for herein.

B. KBS may terminate the Agreement after the initial Term with ninety (90) days prior written notice. KBS will also pay Cleancore for any outstanding invoices up to the date of termination. Upon termination, any leased equipment will be returned, or if not returned, then KBS will have the option to re-purpose or pay in full any remaining balance. At a minimum KBS will pay at least one full year of lease term.

C. CleanCore may terminate the Agreement in the event of non-payment or with 90 days written notice after the initial term

VII. REDUCTION IN SCOPE AND PRICING

Will be determined by the Parties.

VIII. INDEMNIFICAITON

To the fullest extent permitted by law, the Parties shall defend, indemnify, and hold harmless each Party (Indemnified Parties) from and against any and all claims, demands, losses, liability, lawsuits, liens and judgments, including all reasonable attorneys’ fees, costs and expenses (collectively “Claims”) which arise from or relate to the Products or Equipment, or which are alleged to arise from or relate to the Services, including without limitation: personal and property damage claims; vehicle claims, theft claims, employment-related claims of Subcontractor employees or, if applicable, sub-subcontractor employees. Indemnification required hereunder shall not apply to Claims to the extent caused by the negligence of an Indemnified Party, provided, however, that in such event the indemnification obligation will remain applicable to all other Indemnified Parties. The defense and indemnification obligations hereunder shall survive the expiration or termination of this Agreement. As used herein, the term “Indemnified Parties” means: (a) KBS and CleanCore and any related companies including their subsidiaries and affiliates; (b) the KBS Client, property manager, property owner or other person or entity receiving services, Products and/or Equipment pursuant to this Agreement; and (c) the agents, officers, directors, representatives and employees of each person or entity falling under the foregoing categories (a) and (b).

IX. WARRANTY

CleanCore represents, warrants and agrees as follows for a period of 24 months from delivery of the Equipment or Products or services to KBS in the event KBS were to purchase equipment on a “lease” purchase agreement all equipment provided will be under warranty for the “lease” term a) All Equipment and Products supplied by CleanCore will fully conform to the specifications in effect at the time of sale (or otherwise agreed with KBS in writing) and will be in good condition, free from defects in materials, design and workmanship. b) All services performed by CleanCore will be performed in a professional and workmanlike manner. The above stated representations and warranties are intended to include a warranty of fit for purpose and merchantability.

CleanCore shall carry at its cost replacement parts or replacement Equipment for performance of the KBS services to its clients. CleanCore shall ensure that repair or replacement happens within a reasonable period after KBS has notified CleanCore of the defect. Within 7 working days after such notification, CleanCore must inform KBS of the procedure and expected timing to have the defective part or Equipment repaired or replaced. If the Equipment is inoperable or causing performance issues due to a warranty defect, CleanCore shall deploy a loaner or replacement Equipment at no additional cost to KBS.

X. INDEPENDENT CONTRACTOR

Each Party remains an independent contractor hereunder and shall not make any representation, expressly or by implication, to the contrary. Neither Party nor its agents, employees, representatives or servants shall have any authority to bind the other in any contract with any third Party and neither Party shall be responsible for any salary, benefits, or other employee-related expenses including, without limitation, holidays, sick days, personal days, health insurance, worker's compensation, etc. with regard to the other Party's employees.

Kellermeyer Bergensons Services, LLC

By:	/s/ Norman Bishop
Printed Name:	Norman Bishop
Title:	CFO
Date:	1/22/2025

CleanCore Solutions

By:	/s/ Clayton Adams
Printed Name:	Clayton Adams
Title:	CEO
Date:	1/22/2025

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